Exhibit 5.1

April 20, 2017

Board of Directors

Tellurian Inc.

1201 Louisiana Street, Suite 3100

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Tellurian Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the proposed offer and sale by the selling stockholders (the “Selling Stockholders”) named in the Prospectus Supplement (as defined below) of 2,000,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”).

In connection with the rendering of the opinion hereinafter set forth, we have examined (i) copies of the organizational documents of the Company; (ii) resolutions of the Board of Directors of the Company relating to the issuance of the Shares; (iii) the Registration Statement on Form S-3ASR (Registration No. 333-216011) (the “Registration Statement”); (iv) the prospectus included in the Registration Statement dated February 10, 2017 (the “Base Prospectus”); (v) the prospectus supplement to said prospectus dated April 20, 2017, as filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(7) promulgated under the Securities Act (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”); and (vi) certificates of certain public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion letter. In addition, we reviewed such questions of law as we considered appropriate.

As to various questions of fact material to the opinion expressed below, we have, without independent third-party verification of their accuracy, relied in part, and to the extent we deemed reasonably necessary or appropriate, upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company and certain public filings of affiliates of the Company.

In making the foregoing examination, we have assumed that (i) all information submitted to us is accurate and complete; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; and (iv) all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto.

Davis Graham & Stubbs LLP  ◾  1550 17th Street, Suite 500  ◾  Denver, CO 80202  ◾  303.892.9400  ◾  fax 303.893.1379  ◾   dgslaw.com

Tellurian Inc.

April 20, 2017

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been validly issued and are duly paid and non-assessable.

The foregoing opinion is limited to the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

This opinion letter is given as of the date hereof, and we have no obligation to update this opinion letter to take into account any change in applicable law or facts that may occur after the date hereof. We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on the date hereof and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
DAVIS GRAHAM & STUBBS LLP